Exhibit 99.1

Press Release August 31, 2012

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Announces Redemption of Notes

FORT WAYNE, INDIANA, August 31, 2012 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has redeemed for cash all of its remaining outstanding 7¾% Senior Notes due 2016 (the “2016 Notes”) at a price of 103.875% of the principal amount, together with accrued interest to August 31, 2012 (the “Redemption Date”).

The 2016 Notes were issued in the original principal amount of $500,000,000 pursuant to an Indenture dated as of April 3, 2008, as supplemented and amended, among the Company, as Issuer, the guarantors party thereto, and Wells Fargo Bank, N.A., as trustee.

As of August 30, 2012, and following the expiration of the offer to purchase the 2016 Notes initiated by the Company on August 2, 2012 pursuant to which $410,462,000 aggregate principal amount of 2016 Notes were tendered, $89,538,000 aggregate principal amount of 2016 Notes remained outstanding.  On and after the Redemption Date, the 2016 Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holder of the 2016 Notes will cease to exist, except for the right to receive the redemption price, without interest thereon.

The notice of redemption containing information required by the terms of the Indenture was sent to registered holders of the Notes on August 23, 2012.  Notes are to be surrendered to Wells Fargo Bank, N.A. as trustee and paying agent, in exchange for payment of the redemption price on the Redemption Date. Questions relating to redemption should be directed to Wells Fargo Bank, N.A. at 1-800-344-5128 or by fax at 1-612-667-6282.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500